UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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RLJ LODGING TRUST
(Name of Registrant as Specified in Its Charter)

LAND & BUILDINGS CAPITAL GROWTH FUND, LP L & B REAL ESTATE OPPORTUNITY FUND, LP LAND & BUILDINGS ABSOLUTE VALUE II LLC LAND & BUILDINGS INVESTMENT MANAGEMENT, LLC LAND & BUILDINGS GP LP JONATHAN LITT
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Land & Buildings Investment Management, LLC, together with the other participants named herein (collectively, “Land & Buildings”), intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission to be used to solicit proxies for the election of its slate of director nominees at the 2018 annual meeting of shareholders of RLJ Lodging Trust, a Maryland corporation.

On February 20, 2018, Land & Buildings issued the following press release:

 Land & Buildings Issues Letter to RLJ Lodging Trust Shareholders Regarding Prior Correspondence with RLJ Board of Directors

- Deeply Troubled by RLJ Management’s Lack of Understanding of Company Financials -

- Remains Concerned by RLJ Board Electing to Spend Shareholder Money on Entrenchment Tactics Rather Than Engaging Collaboratively with Shareholders -

- Reiterates Need for Board Members with Relevant Capital Markets and REIT Experience -

Stamford, CT (February 20, 2018) – Land & Buildings Investment Management LLC (together with its affiliates, “Land & Buildings”) today issued the following letter to shareholders of RLJ Lodging Trust (NYSE: RLJ) (“RLJ” or the “Company”):

February 20, 2018

Dear Fellow RLJ Trust Shareholders:

In light of our recent public communications around our concerns regarding RLJ, we believe it is important to bring you up to speed on our prior private engagement with the Company.

We met with CEO Ross Bierkan and COO/CFO Leslie Hale in June of 2017. Following that meeting, our initial enthusiasm for RLJ’s purchase of FelCor Lodging Trust (“FelCor”) abruptly changed to grave concern. While we had hoped to work collaboratively with the Board of Directors (the “Board”) by bringing our questions and concerns to light while encouraging the Company to take corrective measures, in our view the Board did not bring an appropriate level of thoughtfulness or sophistication to addressing these serious concerns.

Specifically, we were deeply troubled by our conversations with management regarding the Company’s financials, as detailed below. Mr. Bierkan and Ms. Hale failed to offer concrete answers that demonstrated a definitive working knowledge of the Company’s financials. We believe that the actions of these executives are a strong indication that the interests of RLJ’s Board and management are not aligned with the interests of shareholders.

Following our conversations with Mr. Bierkan and Ms. Hale, we sent a private letter to the Board on June 28, 2017, which expressed our serious misgivings about Mr. Bierkan’s ability to make the transition to CEO, a move that required different skill sets from those needed in his prior roles. We noted the following fact pattern which led us to the following conclusions:

•	Mr. Bierkan and Ms. Hale had no credible response to our questions about discrepancies brought to light in the Company’s S-4 registration statement/joint proxy statement (the “Proxy”) filed on June 2, 2017. Specifically, the disclosures regarding RLJ’s expected EBITDA for 2017 and 2018 supplied to FelCor on February 12, 2017 are inconsistent with the guidance RLJ provided 10 days later when it announced full year 2016 results. The Proxy contains expectations that are $14 million above what was disclosed when RLJ provided 2017 guidance to the investment community.[1] While the Proxy was subsequently updated by the Company following our private letter, no other formal response has been given.

1 The Proxy disclosed that on February 12, 2017 RLJ provided Adjusted EBITDA projections to FelCor of $376 million in 2017 and $383 million in 2018. RLJ provided 2017 EBITDA guidance in conjunction with its full year 2016 earnings release on February 22, 2017 of $352 million to $372 million ($380 million to $400 million of Pro forma Hotel EBITDA less $28 million of Corporate Cash and General & Administrative expense).

•	Mr. Bierkan and Ms. Hale seemed to lack an understanding of why there was a nearly 15% material reduction in FelCor’s EBITDA guidance. RLJ’s disclosed estimates of FelCor’s 2017 and 2018 EBITDA are substantially below the guidance FelCor provided investors, as well as the EBITDA FelCor provided to its Board.[2] There has been no meaningful explanation for this discrepancy.

•	Mr. Bierkan and Ms. Hale consistently seemed to be “winging it” when it came to addressing our questions. This apparent lack of sophistication causes us to continue to have grave concerns about the leadership of our Company post-merger and the fairness of the merger to FelCor’s shareholders. Case in point: management denied they gave any guidance regarding second quarter results at NAREIT, yet analyst reports and earnings estimates reflected there are further changes to 2017 estimates which are not reflected in the Proxy that investors are being asked to rely upon when voting on the merger.

The RLJ Board is in need of relevant capital markets and REIT experience, coupled with capital allocation and operating expertise, in order to reverse the dismal share price and ultimately place the Company on a path to value creation. This is why we have nominated four independent and highly-qualified candidates for election to the Board at RLJ’s 2018 annual meeting, two of whom are women, and all of whom have the relevant public markets and/or REIT experience necessary to help maximize shareholder value. Unfortunately, rather than work constructively with us regarding opportunities to improve value at RLJ, including with respect to board composition, the Company chose to appoint Robert J. McCarthy, who lacks critical capital markets and REIT experience.

Sincerely,

Jonathan Litt

Founder & Chief Investment Officer

Land & Buildings

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About Land & Buildings:

Land & Buildings is a registered investment manager specializing in publicly traded real estate and real estate related securities. Land & Buildings seeks to deliver attractive risk adjusted returns by opportunistically investing in securities of global real estate and real estate related companies, leveraging its investment professionals' deep experience, research expertise and industry relationships.

Media Contact:
Dan Zacchei / Joe Germani

Sloane & Company

212-486-9500

2 The Proxy disclosed projections by RLJ for FelCor’s EBITDA of $200 million in 2017 and $201 million in 2018. FelCor provided 2017 EBITDA guidance in conjunction with its full year 2016 earnings release on February 23, 2017 of $224 million to $236 million after asset sales.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Land & Buildings Investment Management, LLC, together with the other participants named herein (collectively, "Land & Buildings"), intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission ("SEC") to be used to solicit votes for the election of its slate of director nominees at the 2018 annual meeting of shareholders of RLJ Lodging Trust, a Maryland corporation (“RLJ” or, the “Company”).

LAND & BUILDINGS STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Land & Buildings Investment Management, LLC, a Delaware limited liability company (“L&B Management”), Land & Buildings Capital Growth Fund, LP, a Delaware limited partnership (“L&B Capital” ), L & B Real Estate Opportunity Fund, LP, a Delaware limited partnership (“L&B Opportunity”), Land & Buildings Absolute Value II LLC, a Delaware limited liability company (“L&B Value”), Land & Buildings GP LP, a Delaware limited partnership (“L&B GP”), and Jonathan Litt.

As of the date hereof, L&B Capital directly owns 661,028 shares of Common Stock, $0.01 par value, of the Company (the "Shares”). As of the date hereof, L&B Opportunity directly owns 1,167,945 Shares. As of the date hereof, L&B Value directly owns 193,934 Shares. As of the date hereof, 1,348,765 Shares were held in certain accounts managed by L&B Management (the “Managed Accounts”). L&B GP, as the general partner of each of L&B Capital, which is the sole member of L&B Value and L&B Opportunity, may be deemed the beneficial owner of the (i) 661,028 Shares owned by L&B Capital, (ii) 1,167,945 Shares owned by L&B Opportunity and (iii) 193,934 Shares owned by L&B Value. L&B Management, as the investment manager of each of L&B Capital, L&B Opportunity, and L&B Value and as the investment advisor of the Managed Accounts, may be deemed the beneficial owner of the (i) 661,028 Shares owned by L&B Capital, (ii) 1,167,945 Shares owned by L&B Opportunity, (iii) 193,934 Shares owned by L&B Value and (iv) 1,348,765 Shares held in the Managed Accounts. Mr. Litt, as the managing principal of L&B Management, may be deemed the beneficial owner of the (i) 661,028 Shares owned by L&B Capital, (ii) 1,167,945 Shares owned by L&B Opportunity, (iii) 193,934 Shares owned by L&B Value and (iv) 1,348,765 Shares held in the Managed Accounts.